FOR IMMEDIATE RELEASE

ProUroCare Announces New Board of Directors Member

Minneapolis (September 9, 2013 -- ProUroCare Medical Inc. (OTCQB: PUMD) is pleased to announce the appointment of David Kaysen as a member of its Board of Directors effective September 9, 2013. From May 2006 until April 2013, Mr. Kaysen was President, CEO and a director of Uroplasty, Inc. a Nasdaq listed medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions.  From July 2005 to May 2006, Mr. Kaysen served as President, CEO and a director of Advanced Duplication Services, LLC, a privately-held replicator and duplicator of optical media.  Between December 2002 and June 2005, he served as President, CEO and a director of Diametrics Medical, Inc., then a publicly-traded manufacturer and marketer of critical blood analysis systems that provided continuous diagnostic results at point of patient care.  From 1992 to 2002, Mr. Kaysen served as President, CEO and a director of Rehabilicare Inc., then a publicly-traded manufacturer and marketer of electromedical rehabilitation and pain management products for clinician, home and industrial use.

Jim Davis, Chairman of the Board of Directors stated "Mr. Kaysen's broad and extensive experience as an executive officer of publicly traded medical device companies in a wide variety of specialties, as a director of public companies, and as a sales manager of multi-national medical companies will be very beneficial to the future growth of the company".

About ProUroCare Medical Inc.

ProUroCare Medical Inc. is a publicly traded company engaged in the business of creatinginnovative medical imaging products. The company’s ProUroScan system, an elasticity imaging technology used to document abnormalities of the prostate previously detected by a digital rectal examination, received commercial clearance from the FDA in April 2012. Based in Minneapolis, the company’s stock trades on the OTCQB market (www.otcmarkets.com).

ProUroCare Medical Inc., 6440 Flying Cloud Drive, Suite 101, Eden Prairie, MN 55344 Phone: 952.476.9093 Fax: 952.698.4499